ING BANK NEDERLAND
KANTOOR LEIDEN SCHUTTERSVELD
Postbus lO,2300 AA Leiden
                         ACCEPTANCE COPY
                                                         Afdeling
                                        Corporate Customers Dept
                                                         Telefoon
                                                 (071) 525 55 54
                                                       Referentie
                                           G.J. van den Toorn/LD
                                                            Datum
                                                    14 March 1996
CONFIDENTIAL
Osteotech B.V. c.s. attn Mr Michael. J. Jeffries
51 James Way
EATONTOWN NJ 07724 USA

Dear Mr Jeffries,

With reference to our discussions with you concerning the rearrangement of the current account overdraft facility granted to you, we hereby inform you that we shall be pleased to continue the credit facility ad f 5,000,000. Without prejudice to the provisions of the attached clause sheet and the General Conditions, including the rules for safekeeping of securities, as drawn up by the Nederlandse Bankiersvereniging (Netherlands Bankers' Association), the present credit facility will be subject to the following terms and conditions:

Borrower:      the private limited companies:
               - Osteotech B.V.
               - HC Implants B.V.
               - CAM Implants B.V.
               - Osteotech/CAM Services B.V.
               all of them having their registered offices in Leiden

Purpose:       to finance working capital.

Credit limit:  f 5,000,000 (in words: five million Dutch guilders), to be administered under account number 67.89.11.630. The limit will be reviewed annually by reference to the annual figures and any other information received by us in the course of the year. Under this facility you are offered the possibility to draw cash loans up to an amount of f 1,000,000. Drawdown is permitted in round amounts of f 500,000 at the AIBOR rate corresponding with the tenor opted for (maximum 6 months) plus a surcharge of 0.75% per annum.

Debit
interest
rate: 2% per annum and above the ING Basisrente (currently standing at 3,5% per annum), as published by us in the national daily newspapers, subject to a minimum of S% per annum.

Credit
interest rate: 0,5% per annum.

Costs of domestic
funds
transfer:      f 250 per quarter.

Daily
statements:    f 1.50 per statement of account.

Value dating:  In the case of single amounts below f 500,000, the applicable value date will be the settlement date plus one day for credits and settlement date less one day for withdrawals. For transfers of f 500,000 and higher, the value date is the same as the settlement date.

Settlement:    Interest, commission and costs will be debited to the
               current account quarterly in arrears on 1 January, 1 April, 1 July and 1 October of each year. Should you so wish, we can send you detailed transaction statements, for which a fee will be charged.

Security:      The following collateral shall be furnished as security for the credit facilities and for all that which the borrower may now and in the future owe us on whatever grounds:
               - Corporate guarantee by Osteotech INC.
               - A joint account and joint liability agreement, to be signed by Osteotech B.V., HC.Implants B.V., CAM Implants
               B.V. and Osteotech/CAM Services B.V.

               The credit facilities will be disbursed as soon as the required collateral has been furnished and any special stipulations have been met.

Annual
figures: Each year the borrower shall provide the bank with the balance sheet and profit and loss account, drawn up by a (chartered) accountant within six months after the close of the financial year in question.

Cancellation:  Both the borrower and the bank are at all times entitled to cancel the current account overdraft facility.

Special
stipulations:  - The present overdraft facility shall not be used for repayment by Osteotech B.V. c.s. of debt(s) to Osteotech
               INC.

               - Based on the information we have received from you we further assume that this overdraft facility will not be used to finance operating losses.

               - Every six months we wish to receive your internal figures as well as the half-yearly figures of Osteotech INC.

               - In addition to the restriction on account of the bank guarantee for a remaining sum of f 1,265,925, issued to MB0, f 2,000,000 of the overdraft facility will be frozen for the time being, since - on the basis of the information we have received from you - this is not yet needed. We will discuss the availability of this portion of the overdraft facility with you in further detail at the end of 1996 with reference to your semi-annual figures for 1996 and the profitability and liquidity forecasts for 1997.

Validity:      This offer is valid until 1 April 1996.

We trust to have been of service. If you are in agreement with this offer, please return the enclosed copy and the attached clause sheet, duly signed where required, and having initialled the other pages to indicate your approval, prior to the expiry date. Your signature also serves to acknowledge receipt of a copy of the General Conditions.

The agreement between Osteotech B.V. c.s. and our institution will then have come into effect.

Yours sincerely,
ING Bank
Leiden Branch

/s/R. VAN DEN BERG                      /s/G.J. VAN DEN TOORN
R. Van Den Berg                         G.J. van den Toorn
Head of Corporate Customers Department  Account Manager


Enclosures:

 - Acceptance copy
 - Clause sheet
 - General Conditions

APPROVAL:

                              Borrowers signature:

                              /s/MICHAEL J. JEFFRIES
                              Michael J. Jeffries,
                              Executive Vice President
                              Managing Director
Date:
March 15, 1996

Clause sheet

This sheet of clauses forms part of our offer dated 14 March 1996 to: the private limited companies: - Osteotech B.V.
                                   - HC Implants B.V.
                                   - CAM Implants B.V.
                                   - Osteotech/CAM Services B.V.

AlI of them having their registered offices in Leiden.

Clauses

1. The current account overdraft facility which is described in more detail in the attached letter and all further current account overdrafts or any increases therein which the bank may make available to you shall, in so far as no other provision is made in this respect, be governed by the following provisions.

2. The bank reserves the right at all times to alter the percentage of the debit interest, credit interest and commissions and, if special circumstances or special credit facilities - including any withdrawal beyond the credit limit- necessitate this, to charge the rates which it customarily applies. The interest and commissions shall be charged every three months in arrears on the dates customarily used by the bank, or in the interim upon closure of the account.

3. At the first written and reasoned request of the bank, the borrower shall, as cover for his debts and future obligations, provide the bank at all times with such personal and real security as the bank requires and considers appropriate.

4. The overdraft facility may at all times be terminated by the bank either orally or in writing or be reduced by such sums as the bank or the borrower may specify. As a consequence of the termination of the overdraft facility, the balance of the account(s) (or, in the case of a lowering - of the overdraft limit, the sum owed above the new limit) shall be immediately due and payable. The provisions of this paragraph shall also apply if a special arrangement for repayment or reduction of the overdraft facility is agreed.

5. If the borrower (being a natural person) dies or (being a partnership, civil law partnership, limited partnership or legal entity) is terminated or dissolved (or a resolution to this effect is passed), terminates or makes a substantial change in its business activities or enters into a merger or is taken over by a third party, petitions for bankruptcy or has such a petition filed against it, offers a composition or requests a suspension of payment of debts, or if any of the above contingencies occurs with regard to one or more of the parties comprising the borrower or to one or more of the borrower's sureties or co-debtors jointly and severally liable, or to one or more natural persons or legal entities which have provided real security, or if the movable and/or immovable property and/or rights of the borrower (or of one or more of the parties comprising the borrower) are attached, or if the movable and/or immovable property and/or rights of third parties furnished by these third parties as security for the credit are attached, the balance of the account shall become due and payable forthwith without it being necessary for the bank to give any notice hereof.

6. Unless agreed otherwise in writing, all acts with regard to an account held jointly by two or more (natural or legal) persons shall, if performed by one or more of them, be binding upon all of them, and all of them shall be jointly and severally liable to the bank for the entire amount.

7. As additional security for the repayment or return of everything which the borrower owes the bank now or at any time in the future on any account whatsoever, the borrower pledges - in so far as necessary in advance - to the bank, which accepts such pledge, everything which the bank may now, or at any time in the future, owe the borrower on any ground whatsoever. In so far as necessary, the bank declares that in its capacity of debtor in respect of the claims it has been informed of the pledge. As long as the remainder after disposal still constitutes sufficient cover for that which the borrower owes the bank now or in the future, the bank shall grant the borrower permission, should the latter so desire, to dispose of a pledged debt as if it were not encumbered with a pledge.

8. If the overdraft facility is terminated and the overdraft on the account(s) has not been cleared, the borrower shall be bound to pay the bank, up to the date of full and final settlement, debit interest and commission in accordance with the provisions of this agreement.

9. The borrower shall at all times allow the bank, or such persons as are designated by it, to inspect his books and shall also provide all information which may be required. The borrower shall also supply the bank with a copy of his balance sheet and profit and loss account each year within six months of the end of the financial year, unless a different frequency or a different date of submission has been agreed.

10. In granting this overdraft facility, the bank has assumed that the borrower will not use either all or part of it to obtain interest profits (or to conduct interest rate arbitrage) by effecting transactions which cannot be regarded as being part of his normal business.

11. The borrower shall not bind himself as a surety or as a co-debtor having joint and several liability without the prior knowledge of the bank.

12. The borrower shall wherever possible channel his financial transactions through the bank.

13. Any costs, such as all judicial or extrajudicial costs, incurred at any time under the agreements made with the bank. shall be for the account of the borrower.

N.B. In the event of a discrepancy between this translation and the Dutch original, the latter shall prevail.


Place                               Date


Signature of borrower              March 15, 1996

/s/ MICHAEL J. JEFFRIES
Michael J. Jeffries